EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-120384 of Vornado Realty Trust on Form S-3 of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of SFAS No. 142 “Goodwill and Other Intangible Assets” and the Company’s application of the provisions of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets”) appearing in the Annual Report on Form 10-K of Vornado Realty Trust for the year ended December 31, 2003, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey

December 2, 2004